FOR IMMEDIATE RELEASE


Contact:  James G. Powell
Phone:    515-791-8392




       NEWTON, IOWA--(May  23, 1994)--Maytag intends to divest its Hoover operations in Australia and New Zealand, preferably by way of an initial public stock offering of its combined Australian subsidiaries.

       The divestiture would not have a significant impact on Maytag's earnings, and it would not affect the number of shares outstanding in Maytag

Corporation.

       In an announcement today, Maytag Chairman and Chief Executive Officer

Leonard A. Hadley said, "Our Australian operations have performed well recently despite competition and the effect of a recession in the local markets.  However, we wish to concentrate our resources more on our core North

American major appliance and floor care business.  Spinning off this operation will generate some capital for Maytag, and we feel the business in Australia and New Zealand will benefit from local ownership and control.  We believe it is well-positioned to improve its performance and achieve full potential for owners who have a greater commitment to the region."

       Hoover Australia, which has been a division of Maytag since 1989,

manufactures laundry equipment, refrigerators, freezers and floor care products primarily for the Australian and New Zealand markets.

       Maytag is a leading appliance enterprise focused on five principal areas of home management:  laundry, cooking, dishwashing, refrigeration and floor care.  Vending equipment is an additional corporate business.  Its appliance brands include Maytag, Hoover, Jenn-Air, Magic Chef and Admiral.

Dixie-Narco is the corporation's vending equipment manufacturer.

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CPI9414

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